UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 30, 2015

SeaWorld Entertainment, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35883	27-1220297
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9205 South Park Center Loop, Suite 400 Orlando, Florida	32819
(Address of Principal Executive Offices)	(Zip Code)

(407) 226-5011

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 30, 2015, SeaWorld Parks & Entertainment, Inc. (“SWPE”), a direct, wholly-owned subsidiary of SeaWorld Entertainment, Inc. (the “Company”) entered into an incremental term loan amendment (the “Incremental Amendment”) to its existing senior secured credit agreement, dated as of December 1, 2009 (as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”), among the Company, SWPE, as borrower, the guarantors party thereto from time to time, Bank of America, N.A., as administrative agent, collateral agent, L/C issuer and swing line lender and the other agents and lenders from time to time party thereto. Pursuant to the Incremental Amendment, SWPE obtained $280.0 million of commitments for incremental term loans (the “Additional Term Loans”). The proceeds of the Additional Term Loans were used to redeem the Redeemed Notes on the Redemption Date and pay other fees, costs and expenses in connection with the Additional Term Loan.

The Additional Term Loans will be secured on a pari passu basis with the existing term loans under the Credit Agreement.

Borrowings of Additional Term Loans under the Credit Agreement bear interest at a fluctuating rate per annum equal to, at SWPE’s option, (i) a base rate equal to the higher of (a) the federal funds rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its “prime rate” (provided that in no event shall such base rate with respect to the Additional Term Loans be less than 1.75% per annum), in each case, plus an applicable margin of 2.25%, or (ii) a LIBOR rate for the applicable interest period (provided that in no event shall such LIBOR rate with respect to the Additional Term Loans be less than 0.75% per annum) plus an applicable margin of 3.25%

The Additional Term Loans contains identical mandatory and voluntary prepayments as those applicable to term loans in the Credit Agreement. Each lender has the right to reject its pro rata share of mandatory prepayments described above, in which case SWPE may retain the amounts so rejected.

The foregoing mandatory prepayments will be applied to installments of the Additional Term Loans at SWPE’s discretion.

SWPE may voluntarily repay outstanding loans at any time without premium or penalty, other than a prepayment premium on voluntary prepayments of Additional Term Loans in connection with certain repricing transactions on or prior to the date that is six months after the effectiveness of the Incremental Amendment and customary “breakage” costs with respect to LIBOR loans.

All other terms of the Additional Term Loans are substantially identical to the terms applicable to the existing term loans under the Credit Agreement.

On March 26, 2015, SWPE provided conditional notice of its election to redeem all $260.0 million of the outstanding principal amount of 11.0% Senior Notes due 2016 (the “Redeemed Notes”). The Redeemed Notes are expected to be redeemed on April 7, 2015 using a portion of the net proceeds of the Additional Term Loans (the “Redemption Date”) at a redemption price (the “Redemption Price”) of 105.5% of the principal amount thereof plus accrued and unpaid interest on the Redeemed Notes to, but excluding, the Redemption Date provided that SWPE receives the proceeds of the Additional Term Loans on or before the Redemption Date.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report is hereby incorporated into this Item 2.03.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAWORLD ENTERTAINMENT, INC.

Date: April 3, 2015	By:	/s/ Carlos C. Clark
	Name:	Carlos C. Clark
	Title:	Associate General Counsel and Assistant Secretary